Jacob Funds Inc.

Articles Supplementary
to
Articles of Incorporation

Jacob Funds Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article SIXTH of the Articles of Incorporation of the Corporation (the “Articles”), and pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) by resolutions duly adopted, classified 4,000,000,000 undesignated shares of common stock, par value $.001 per share (the “Common Stock”), as shares of the series of the Corporation designated as the “Jacob Forward ETF,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a series of Common Stock as set forth in the Articles.

SECOND: Immediately before these Articles Supplementary were accepted for record by the SDAT, the total number of authorized shares of Common Stock was 20,000,000,000, with an aggregate par value of $20,000,000, of which 8,000,000,000 were shares without further classification or designation and 12,000,000,000 were classified and designated as follows:

Series/Class Designation	Number of Shares
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Discovery Fund – Investor Class	2,000,000,000
Jacob Discovery Fund – Institutional Class	2,000,000,000

THIRD: Immediately after these Articles Supplementary are accepted for record by the SDAT, the total number of authorized shares of Common Stock is 20,000,000,000, with an aggregate par value of $20,000,000, of which 4,000,000,000 are shares without further classification or designation and 16,000,000,000 are classified and designated as follows:

Series/Class Designation	Number of Shares
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Discovery Fund – Investor Class	2,000,000,000
Jacob Discovery Fund – Institutional Class	2,000,000,000
Jacob Forward ETF	4,000,000,000
FOURTH: The shares of Common Stock described above have been classified by the Board under the authority contained in the Articles. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 8th day of March, 2021.

ATTEST:
Jacob Funds Inc.

By: /s/ Francis J. Alexander By: /s/ Ryan I. Jacob
Francis J. Alexander, Secretary Ryan I. Jacob, Chairman, President and
Chief Executive Officer